Exhibit 16.1

Baratz & Associates, P.A.

CERTIFIED PUBLIC ACCOUN'IANTS

Telephone 856-985-5688 Fax 856-985-8340	Members: American Institute of Certified Public Accountants New Jersey Society of Certified Public Accountants SEC Practice Section

August 19, 2005

Mr. Edward C. Kelly
President and CEO
Tasty Fries, Inc.
650 Sentry Parkway, Suite I
Blue Bell, PA 19422

Dear Mr. Kelly:

By letter dated July 29th we requested that Tasty Fries provide us additional information no later than August 9, 2005 to enable Baratz & Associates to determine whether it was prepared to continue as Tasty Fries' independent auditors. Certain of the information requested on July 29th had been the subject of previous requests by Baratz.

We have not received any response to our July 29th letter. In view of the foregoing, and the manner in which information has been provided to us since you first brought to our attention the Company's unauthorized issuance of additional shares of common stock, we hereby resign as the Company's auditors effective immediately.

As we previously advised you by letter dated March 18, 2005, based on information brought to our attention starting on or about March 16, 2005, our reports on our audits of the Company's financial statements for the years ended January 31, 2004 and 2003 and our reviews of the interim financial statements included in Form 10-QSB reports for the quarters ended July 31, 2002, October 31, 2002, April 30, 2003, July 31, 2003, October 31, 2003, April 30, 2004, July 31, 2004, and October 31, 2004 should no longer be relied on.

Please promptly notify the Securities & Exchange Commission and other appropriate parties of our resignation and forward a copy of your notification to us.

We wish you success in your future endeavors and hope you are able to arrive at a prompt resolution of the matters that lead to our resignation.

Sincerely,
Baratz & Associates, P.A.

/s/ Francis M. Mulroy, CPA

Francis M. Mulroy, CPA

E Mail: INFO@baratzcpa.com
Home Page:  http//www.baratzcpa.com
4A Eves Drive · Suite 106 · Marlton, New Jersey 08053